Exhibit 10.2

Guaranty

This Guaranty (“Guaranty”) is made as of November 9, 2021, by Seven Hills Realty Trust, a Maryland statutory trust (“Guarantor”), to and for the benefit of BMO Harris Bank N.A., a national banking association, as Administrative Agent (together with its successors and assigns, “Administrative Agent”) for itself and such other lenders as may exist from time to time (collectively, the “Lenders”) under the Program Agreement and the Facility Loan Agreements (each as defined below).

Recitals

A.            Seven Hills BH Lender LLC, a Delaware limited liability company (“Borrower”), Administrative Agent and the Lenders (i) are party to certain Facility Loan Program Agreement and Security Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, including amendments and restatements thereof in its entirety, being hereinafter referred to as the “Program Agreement”), and (ii) may enter into one or more Facility Loan Agreements (as defined in the Program Agreement), pursuant to which Administrative Agent and the Lenders may, subject to certain terms and conditions set forth therein, extend credit and make certain other financial accommodations available to the Borrower pursuant thereto. All capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Program Agreement and, if not defined therein, the Facility Loan Documents (as defined in the Program Agreement).

B.            Guarantor directly and/or indirectly owns an interest in Borrower and will derive material financial benefit from the Facility Loans evidenced and secured by the Facility Loan Documents.

C.            Administrative Agent and the Lenders have relied on the statements and agreements contained herein in agreeing to enter into the Program Agreement and make Facility Loans available to Borrower. The execution and delivery of this Guaranty by Guarantor is a condition precedent to extending credit to the Borrower by the Lenders.

Agreements

Now, Therefore, intending to be legally bound, Guarantor, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, hereby covenants and agrees for the benefit of Administrative Agent and the Lenders and their respective successors, endorsees, transferees, participants and assigns as follows:

1.            Nature and Scope of Guaranteed Obligations.

(a)           Limited Payment Guaranty. In addition to, and not in any way limiting, Guarantor’s liability under the provisions set forth in clauses (b) and (c) of this Section 1, Guarantor hereby absolutely, unconditionally, and irrevocably, guarantees the full and prompt payment of the outstanding principal balance of the Facility Loans and all accrued and unpaid interest on the Facility Loans, and all other outstanding amounts payable by Borrower under the Facility Loan Documents, when due, whether at stated maturity, upon acceleration or otherwise (“Guaranteed Indebtedness”); provided, however, that, Guarantor’s aggregate liability under this clause (a) shall not exceed an amount equal to the product of twenty-five percent (25%) multiplied by the then current outstanding principal balance of the Facility Loans. In case of failure by Borrower or any other obligor to punctually pay any Guaranteed Indebtedness, subject to any and all notice and cure rights provided in the Facility Loan Documents, Guarantor hereby unconditionally agrees to make such payment within five (5) Business Days after written demand from Administrative Agent (subject to the proviso of the previous sentence). This is a guaranty of payment and not of collection.

(b)           Liability for Losses. In addition to, and not in any way limiting, Guarantor’s liability under the provisions set forth in clauses (a) and (c) of this Section 1, upon the occurrence of a Loss Event (as defined below), Guarantor hereby absolutely, unconditionally, and irrevocably guarantees payment of, and agrees to indemnify, defend and hold harmless Administrative Agent and the Lenders for, from and against any loss, damage, cost and expense, liability, claim or other obligation actually suffered by or incurred by Administrative Agent or any Lender (including attorneys’ fees and costs) directly arising out of, resulting from or in connection with the following (each a “Loss Event”):

(i)            fraud or intentional misrepresentation by Borrower or Guarantor in connection with any Facility Loan or the Facility Loan Documents;

(ii)           the misapplication, misappropriation or conversion of funds by Borrower, or any Person acting at the direction of Borrower, in contravention of the Facility Loan Documents;

(iii)          failure of Borrower to deliver security deposits, advance deposits or any other deposits collected with respect to the Property in accordance with the Facility Loan Documents;

(iv)          Borrower’s willful failure to obtain Administrative Agent’s prior written consent to any Material Modification to the extent required by the Facility Loan Documents;

(v)           Borrower’s failure to obtain Administrative Agent’s prior written consent to Borrower voluntarily placing or approving any Lien or other encumbrance on the Collateral to the extent required by the Facility Loan Documents; or

(vi)          any Change of Control occurring in violation of the Facility Loan Documents.

(c)          Full Recourse Trigger Events. In addition to, and not in any way limiting, Guarantor’s liability under the provisions set forth in clauses (a) and (b) of this Section 1, upon the occurrence of a Trigger Event (defined below), Guarantor guarantees to Administrative Agent and the Lenders the punctual payment when due, whether at maturity, by acceleration or otherwise, of all principal, interest (including interest accruing after maturity and after the commencement of any bankruptcy or insolvency proceeding by or against Borrower, whether or not such interest is allowed in such proceeding), indemnification indebtedness, and all other sums due by Borrower to Administrative Agent and the Lenders in respect of the Program Debt. As used herein, a “Trigger Event” shall mean and refer to the occurrence of any of the following:

(i)            Borrower files a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law;

(ii)            Guarantor or an Affiliate, officer, director, member or manager which Controls Borrower files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person;

(iii)          Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person, provided that Guarantor shall have no liability hereunder if the petition in question is a petition filed by or on behalf of the Administrative Agent or the Lenders in connection with the exercise of any remedies under the Facility Loan Documents;

(iv)          Guarantor or any Affiliate, officer, director, member or manager which Controls Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower;

(v)           Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due;

(vi)          any voluntary transfer by Borrower of its interest in an Underlying Loan or any of the Underlying Loan Documents in violation of the Facility Loan Documents; or

(vii)         Borrower or Guarantor files any litigation, causes any other legal proceeding or takes any other action relating to the Underlying Loans to intentionally impede, obstruct or hinder the Administrative Agent’s and/or the Lenders’ exercise of any rights or remedies available under any Facility Loan Document or applicable Law; provided that Guarantor shall not be liable for any such loss, damage, cost, expense, liability, claim or other obligation suffered by or incurred by Administrative Agent and Lenders if a court in such legal proceeding determines in a final, non-appealable decision that Borrower or Guarantor, as applicable, acted in good faith.

(d)          Enforcement Costs. In addition to the Guarantor’s liability for the amounts guaranteed under clauses (a), (b) and (c) above, Guarantor absolutely, unconditionally, and irrevocably guaranties the full and prompt payment of any Enforcement Costs (as hereinafter defined in Section 7) (the “Enforcement Cost Obligations”). The Enforcement Cost Obligations, together with all obligations referred to in the foregoing clauses (a), (b), (c) of this Section 1, are referred to herein collectively as the “Guaranteed Obligations”.

2.            Waivers. Guarantor does hereby (a) waive notice of acceptance of this Guaranty by Administrative Agent and, except as specifically set forth herein or in the other Facility Loan Documents, any and all notices and demands of every kind that may be required to be given by any statute, rule or law; (b) waive all suretyship defenses; (c) waive, and agree to refrain from asserting, any defense, right of set-off or other claim that Guarantor or Borrower may have against Administrative Agent and the Lenders that arises in connection with the Guaranteed Obligations but Guarantor may bring a separate claim or separate action against such party; (d) waive any and all rights Guarantor may have under any anti-deficiency statute or other similar protections; (e) waive any and all rights and defenses Guarantor may have: (i) because the Facility Loans are, or may from time to time hereafter be, secured by real property or (ii) under or by virtue of any anti-deficiency, “one form of action” and other similar laws, or (iii) under or by virtue of Laws that would limit or discharge Borrower’s indebtedness; (f) waive presentment for payment, demand for payment, notice of nonpayment or dishonor, protest and notice of protest and diligence in collection and any and all formalities which otherwise might be legally required to charge Guarantor with liability; (g) waive any and all rights or defenses Guarantor may have by reason of any election of remedies by Administrative Agent or any Lender; (h) waive, at all times while this Guaranty is in effect, any and all rights of subrogation, reimbursement, indemnification and contribution from and against Borrower; and (i) waive any failure by Administrative Agent or any Lender to inform Guarantor of any facts Administrative Agent or any Lender may now or hereafter know about Borrower, the Mortgaged Properties, the Facility Loans, or the transactions contemplated by the Program Agreement and the Facility Loan Documents, it being understood and agreed that neither Administrative Agent nor any Lender has any duty to so inform and that Guarantor is fully responsible for being and remaining informed by Borrower of all circumstances bearing on the risk of nonperformance of the Guaranteed Obligations. Credit may be granted or continued from time to time by Administrative Agent or the Lenders to Borrower without notice to or authorization from Guarantor, regardless of the financial or other condition of Borrower at the time of any such grant or continuation. Neither the Administrative Agent nor the Lenders shall have any obligation to disclose or discuss with Guarantor its assessment of the financial condition of Borrower. Guarantor acknowledges that no representations of any kind whatsoever have been made to Guarantor by Administrative Agent or any Lender. Notwithstanding the foregoing provisions of this Section 2, Guarantor does not waive any defense that Guarantor has satisfied the Guaranteed Obligations (or the relevant part thereof) in full. No modification or waiver of any of the provisions of this Guaranty shall be binding upon Administrative Agent or any Lender except as expressly set forth in a writing duly signed and delivered on behalf of Administrative Agent.

3.            Modifications. Guarantor further agrees that its liability as guarantor shall not be impaired or affected by any renewals or extensions of the Facility Loans which may be made from time to time (with or without the knowledge or consent of Guarantor), or by any modifications with respect to the time for payment of interest or principal on the Facility Loans, or by any forbearance or delay in collecting interest or principal on the Facility Loans, or by any waiver by Administrative Agent or the Lenders under the Program Agreement, any Facility Loan Agreement or any other Facility Loan Documents, or by Administrative Agent’s or Lenders’ failure or election not to pursue any other remedies it may have against Borrower or Guarantor, or by any change or modification in the Program Agreement, any Facility Loan Agreement or any other Facility Loan Document, or by any error or omission of any third party (without waiving any recourse or other right or remedy Guarantor may have against any of the foregoing as a result of the error or omission, other than against Administrative Agent or any Lender), or by the acceptance by Administrative Agent or Lenders of any additional security or any increase, substitution or change therein, or by the release by Administrative Agent or Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation owing to the Lenders under the Facility Loan Documents other than the Program Debt, even though Administrative Agent or the Lenders might lawfully have elected to apply such payments to any part or all of the Program Debt, it being the intent hereof that Guarantor shall remain liable for the performance of the Guaranteed Obligations, notwithstanding any act or thing that might otherwise operate as a legal or equitable discharge of a surety. Guarantor further understands and agrees that Administrative Agent and Lenders may at any time enter into agreements with Borrower to amend and modify the Program Agreement or other Facility Loan Documents, and may waive or release any provision or provisions of the Program Agreement and other Facility Loan Documents or any thereof, and, with reference to such instruments, may make and enter into any such agreement or agreements as Administrative Agent, Lenders and Borrower may deem proper and desirable, without in any manner impairing or affecting this Guaranty or any of Administrative Agent’s or any Lenders’ rights hereunder or Guarantor’s obligations hereunder.

4.            Nature of Guaranty; No Duty to Pursue Others. This is an absolute, present and continuing guaranty of payment and not of collection. Guarantor agrees that this Guaranty may be enforced by Administrative Agent on behalf of the Lenders without the necessity at any time of resorting to or exhausting any other security or collateral given in connection herewith or with the Program Agreement or any of the other Facility Loan Documents or resorting to any other guaranties. Guarantor hereby waives any right to require Administrative Agent to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right. Guarantor further agrees that nothing contained herein or otherwise shall prevent Administrative Agent from pursuing concurrently or successively all rights and remedies available to it at law and/or in equity or under the Program Agreement or any other Facility Loan Documents, and the exercise of any of its rights or the completion of any of its remedies shall not constitute a discharge of Guarantor’s obligations hereunder, it being the purpose and intent of Guarantor that the obligations of Guarantor hereunder shall be absolute, independent and unconditional under any and all circumstances whatsoever. None of Guarantor’s obligations under this Guaranty or any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under the Program Agreement or other Facility Loan Documents or by reason of the bankruptcy of Borrower or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower.

5.            Reinstatement. This Guaranty shall continue to be effective or be reinstated (as the case may be) if at any time payment of all or any part of the Guaranteed Obligations is rescinded or otherwise required to be returned by Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation, or reorganization of Borrower, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of or trustee or similar officer for, Borrower or any substantial part of its property, or otherwise, all as though such payment to Administrative Agent and the Lenders had not been made, regardless of whether Administrative Agent or any Lender contested the order requiring the return of such payment.

6.            Assignments. Administrative Agent and each Lender may assign to one or more Persons all or a portion of its rights and obligations under this Guaranty, the Program Agreement and the other Facility Loan Documents; provided that such assignment shall comply with the terms and conditions set forth in the Program Agreement. From and after the effective date specified in any such assignment, the assignee thereunder shall have all rights and remedies of Administrative Agent or a Lender against Guarantor pursuant to the terms of this Guaranty. In addition, if a Lender or a holder of the Facility Loans assigns any Facility Loan to any lender or other Person to secure a loan from such lender or other Person to such Lender or such holder in accordance with the Program Agreement, Guarantor will accord full recognition thereto and agree that all rights and remedies of such Lender (or Administrative Agent on behalf of such Lender) or such holder hereunder against Guarantor pursuant to the terms of this Guaranty shall be enforceable against Guarantor by such Lender (or Administrative Agent on behalf of such Lender) or other entity with the same force and effect and to the same extent as would have been enforceable by such Lender (or Administrative Agent on behalf of such Lender) or such holder but for such assignment; provided, however, that unless Lender (or Administrative Agent on behalf of such Lender) shall otherwise consent in writing, Lender (or Administrative Agent on behalf of such Lender) shall have an unimpaired right, prior and superior to that of its assignee or transferee, to enforce this Guaranty for Lender’s benefit to the extent any portion of the indebtedness pursuant to the Facility Loan Documents or any interest therein is not assigned or transferred. Each Lender may, in connection with any assignment or participation or proposed assignment or participation of all or any portion of such Lender’s interest in the Facility Loans and the Facility Loan Documents, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Guarantor that has been furnished to such Lender by or on behalf of Guarantor provided that the assignee or participant or proposed assignee or participant, as the case may be, agrees to keep the information confidential as provided in the Program Agreement or any other Facility Loan Document.

7.            Enforcement Costs. If: (a) Guarantor defaults in its obligations pursuant to this Guaranty (after the expiration of all applicable notice and cure periods) and this Guaranty is placed in the hands of an attorney for collection or is collected through any legal proceeding; (b) an attorney is retained to represent Administrative Agent on behalf of the Lenders, or any Lender, in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving Guarantor; (c) an attorney is retained to enforce this Guaranty; or (d) an attorney is retained to represent Administrative Agent in any proceedings whatsoever in connection with this Guaranty, then Guarantor shall pay to Administrative Agent, for its benefit, or the benefit of the applicable Lender, upon demand all out-of-pocket attorney’s fees, costs and expenses actually incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder, regardless of whether or not all or a portion of such Enforcement Costs are incurred in a single proceeding brought to enforce this Guaranty as well as the other Facility Loan Documents.

8.            Guarantor Financial Covenants. At all times until all Facility Loans have been paid in full in cash and the Program Agreement and all Facility Loan Agreements have been terminated, the Guarantor shall satisfy the following financial covenants:

(A)         Maintenance of Liquidity. Guarantor’s Total Liquidity shall not at any time be less than the greater of (x) five million dollars ($5,000,000) and (y) five percent (5%) of Guarantor’s Indebtedness; and, in the case of each of (x) and (y), shall not consist of less than $5,000,000 in cash.

(B)          Leverage. Guarantor’s ratio of Indebtedness to Stockholders’ Equity shall not at any time exceed 3.50 to 1.00.

(C)          Minimum Tangible Net Worth. Guarantor shall maintain Tangible Net Worth equal to or in excess of the sum of (i) the Tangible Net Worth of Guarantor as of September 30, 2021 as recorded in the 10-Q of Guarantor covering such period, (ii) seventy-five percent (75%) of the net cash proceeds of any equity issuance by Guarantor that occurs after the date hereof, and (iii) seventy-five percent (75%) of the amount accreted into income of the purchase price discount after the date hereof with respect to Tremont Mortgage Trust loans purchased by Guarantor.

The following terms used in this Section 8 shall have the meanings set forth below:

“Available Borrowing Capacity” mean with respect to any Person, committed, available and unused borrowing capacity which may be drawn upon by such Person on credit facilities (including a subscription line). Borrowing capacity shall not be deemed part of the Available Borrowing Capacity if any event or circumstance has occurred which would prevent such Person from drawing on the borrowing capacity or cause the related lender to have no obligation to make funds available.

“Cash Equivalents” shall mean with respect to any Person, any of the following, to the extent owned by such Person or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than ninety (90) days from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States; (b) certificates of deposit of or time deposits with Buyer or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000; or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.

“Indebtedness” means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services and all obligations under leases which are or should be, under GAAP, recorded as capital leases, in respect of which a person is directly or contingently liable as borrower, guarantor, endorser or otherwise, or in respect of which a person otherwise assures a creditor against loss, (ii) all obligations for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any lien upon property (including, without limitation, accounts receivable and contract rights) owned by a person, whether or not such person has assumed or become liable for the payment hereof, and (iii) all other liabilities and obligations which would be classified in accordance with GAAP as liabilities on a balance sheet or to which reference should be made in the footnotes thereto.

“Restricted Cash” means for any Person, any amount of cash of such Person that is contractually required to be set aside, segregated or otherwise reserved.

“Stockholders’ Equity” means that which is reflected as stockholders’ equity on a Person’s most recent unaudited quarterly statements or audited annual balance sheet, as applicable, in each case prepared in accordance with GAAP.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tangible Net Worth” means, with respect to any Person, on a consolidated basis, an amount equal to (a) Stockholders’ Equity minus (b) the sum of (i) advances to shareholders, officers and Affiliates, (ii) investments in Affiliates (other than investments in Borrower or wholly owned subsidiaries of such Person to originate loans directly or through joint ventures, partnerships, trusts or other vehicles that invest in loans and investments in or acquisitions of other mortgage REITs), and (iii) goodwill, patents, trademarks, trade names, copyrights, franchises and any other intangibles.

“Total Liquidity” means, on any date of determination, the sum of (a) cash (other than Restricted Cash) of Borrower, Guarantor and Guarantor’s Subsidiaries, plus (b) Cash Equivalents of Borrower, Guarantor and Guarantor’s Subsidiaries, plus (c) the Available Borrowing Capacity of Borrower (including under any Facility Loan), Guarantor and Guarantor’s Subsidiaries.

If Guarantor or any of its direct or indirect Subsidiaries has entered into or shall enter into or amend a repurchase agreement, warehouse facility, credit facility or other similar arrangement with any Person which by its terms provides more favorable terms (for the avoidance of doubt, terms or definitions that are substantially the same shall not be deemed more or less favorable) with respect to any of the foregoing financial covenants or the definitions referenced in the foregoing financial covenants (“More Favorable Agreement”), the terms hereof shall be deemed automatically amended to include such more favorable terms contained in such More Favorable Agreement. Guarantor shall give Administrative Agent (i) in the case of an existing More Favorable Agreement, prompt notice of such more favorable terms, or (ii) in the case of a new More Favorable Agreement that, not more than five (5) Business Days’ notice following the execution thereof, notice of such more favorable terms. No later than thirty (30) days after notice is given of the more favorable terms, Guarantor shall enter into such amendments to this Guaranty and the other Facility Loan Documents as may be reasonably required by Administrative Agent, and reasonably approved by Guarantor, giving effect to such more favorable terms; provided, that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the Guarantor.

9.            Financial Deliveries. Guarantor shall deliver or cause to be delivered to Administrative Agent all financial statements, reports and certificates relating to Guarantor required pursuant to Section 4.1.4 of each Facility Loan Agreement at the times and in the form required by such Section 4.1.4, including, without limitation, a compliance certificate (the “Compliance Certificate”) executed by an authorized representative of Guarantor, demonstrating Guarantor’s compliance (or non-compliance) with the Guarantor financial covenants set forth in Section 8 hereof and otherwise substantially in the form attached hereto as Exhibit A. Compliance with all Guarantor financial covenants set forth in Section 8 hereof is subject to continuing verification of Administrative Agent. Guarantor shall provide information that is reasonably requested by Administrative Agent with respect to any lawsuits (except where disclosing such information would cause a loss of privilege) and/or other matters disclosed in any financial statements of Guarantor delivered to Administrative Agent which would reasonably be expected to have a material adverse effect on Guarantor’s ability to comply with the covenants set forth in Section 8.

10.           Severability. The parties hereto intend and believe that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of Administrative Agent and the Lenders under the remainder of this Guaranty shall continue in full force and effect.

11.           Governing Law; Submission to Jurisdiction; Venue. This Guaranty shall be governed by, construed, applied and enforced in accordance with the internal laws of the State of New York without regard to conflicts of law principles, and Guarantor, Administrative Agent and each Lender agree that the proper venue for any matters in connection herewith shall be in the state or federal courts located in New York, New York, and Guarantor, Administrative Agent and each Lender hereby submit themselves to the jurisdiction of such courts for the purpose of adjudicating any matters related to this Guaranty.

12.           Subordination. Any indebtedness of Borrower to Guarantor now or hereafter existing is hereby subordinated to the performance of the Guaranteed Obligations. Guarantor agrees that, until all Guaranteed Obligations have been paid in full, Guarantor will not seek, accept, or retain for its own account, any payment from Borrower on account of such subordinated debt, except as expressly permitted by the Program Agreement. Any payments to Guarantor on account of such subordinated debt in violation of the foregoing sentence shall be collected and received by Guarantor in trust for Lenders and shall be paid over to Administrative Agent on account of the Program Debt without impairing or releasing the Guaranteed Obligations hereunder.

13.           Application of Amounts Received. Any amounts received by Administrative Agent or any Lender from any source on account of the Facility Loans may be utilized by Administrative Agent for the payment of the Program Debt in such order as Administrative Agent may from time to time elect, subject to the terms of the Facility Loan Documents. Additionally, if the Guaranteed Obligations are less than the full amount of the Program Debt, all rents, proceeds and avails of the Property (as applicable), and all proceeds of realization of the Collateral, shall be deemed applied to the Program Debt that is not guaranteed by Guarantor until such unguaranteed Program Debt has been fully repaid before being applied to the Guaranteed Obligations.

14.            Waiver of Jury Trial. Guarantor, Administrative Agent and each Lender each hereby waives, to the fullest extent permitted by law, its respective right to a trial by jury in any action or proceeding based upon, or related to, the subject matter of this Guaranty or the Facility Loan Documents relating thereto and the business relationship that is being established. This waiver is knowingly, intentionally and voluntarily made by Guarantor, Administrative Agent and by each Lender, and Guarantor acknowledges on behalf of itself and its partners, members, and shareholders, as the case may be, that neither Administrative Agent nor any Lender nor any person acting on behalf of Administrative Agent or any Lender has made any representations of fact to induce this waiver of trial by jury or has taken any actions which in any way modify or nullify its effect. Guarantor, Administrative Agent and each Lender acknowledge that this waiver is a material inducement to enter into a business relationship, that Guarantor, Administrative Agent and each lender have already relied on this waiver in entering into this Guaranty and any of the other Facility Loan Documents related thereto and that each of them will continue to rely on this waiver in their related future dealings. Guarantor, Administrative Agent and each Lender further acknowledge that they have been represented (or have had the opportunity to be represented) in the signing of this Guaranty and the other Facility Loan Documents related thereto and in the making of this waiver by independent legal counsel selected of their own free will, and that they have had the opportunity to discuss this waiver with counsel.

15.            Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing and sent by hand delivery, registered or certified mail, postage prepaid, return receipt requested, or by Federal Express or other nationally recognized overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 15. Any Notice shall be deemed to have been received: (a) if hand delivered, when delivered, (b) three (3) days after the date such Notice is mailed, or (c) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

Guarantor:

Seven Hills Realty Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Attention: Matthew Jordan

with copies to:

Seven Hills Realty Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Attention: Jennifer B. Clark, Esq.

and

Goulston & Storrs

400 Atlantic Avenue

Boston, Massachusetts 02110

Attention: James H. Lerner, Esq.

Administrative Agent:

BMO Harris Bank N.A.

115 South LaSalle Street, 19th Floor

Chicago, Illinois 60603

Attention: Seven Hills Portfolio Management

with copies to:

BMO Harris Bank N.A.

115 South LaSalle Street, 19th Floor

Chicago, Illinois 60603

Attention: Scott Morris

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

16.            Representations, Warranties and Covenants. To induce Administrative Agent and the Lenders to enter into the Program Agreement and make the Facility Loans available to Borrower, Guarantor makes the following representations, warranties and covenants to Administrative Agent and the Lenders as set forth in this Section. Guarantor acknowledges that but for the truth and accuracy of the matters covered by the following representations, warranties and covenants, Administrative Agent and the Lenders would not have agreed to enter into the Program Agreement or any Facility Loan.

(a)            Guarantor is duly organized and existing and in good standing under the laws of the state in which such entity is organized. Guarantor is currently qualified or licensed (as applicable) and shall remain qualified or licensed to do business in each jurisdiction in which the nature of its business requires it to be so qualified or licensed, except where the lack of such licenses would not be reasonably expected to materially and adversely affect Guarantor’s ability to fulfill its obligations under this Guaranty.

(b)            Any and all balance sheets, net worth statements, and other financial data with respect to Guarantor which have heretofore been given to Administrative Agent by or on behalf of Guarantor fairly and accurately present the financial condition of Guarantor in all material respects as of the respective dates thereof.

(c)            The execution, delivery, and performance by Guarantor of this Guaranty has been duly authorized and this Guaranty creates legal, valid, and binding obligations of Guarantor enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws.

(d)            Guarantor is an Affiliate of Borrower, is the owner of a direct or indirect interest in Borrower, and has received, or will receive, direct or indirect benefit from the making of this Guaranty with respect to the Guaranteed Obligations.

(e)            Neither Administrative Agent nor any Lender nor any other Person has made any representation, warranty or statement to Guarantor in order to induce the Guarantor to execute this Guaranty.

(f)            As of the date hereof and immediately after giving effect to this Guaranty and the contingent obligations evidenced hereby, Guarantor is and expects at all times to be solvent, and has and expects at all times to have assets which, fairly valued, exceed its obligations, liabilities and debts, and has and expects to have property and assets sufficient to satisfy and repay its obligations and liabilities.

(g)           The execution, delivery, and performance by Guarantor of this Guaranty does not contravene or conflict with (i) any law, order, rule, regulation, writ, injunction or decree now in effect of any Government Authority, or court having jurisdiction over Guarantor, (ii) any contractual restriction binding on or affecting Guarantor or Guarantor’s property or assets which may adversely affect Guarantor’s ability to fulfill its obligations under this Guaranty, (iii) the instruments creating any trust holding title to any assets included in Guarantor’s financial statements, or (iv) the organizational or other agreements to which Guarantor is a party.

(h)            Except as disclosed in writing to Administrative Agent, there is no action, proceeding, or investigation pending or, to Guarantor’s knowledge, threatened in writing or affecting Guarantor, which would reasonably be expected to materially and adversely affect Guarantor’s ability to fulfill its obligations under this Guaranty. There are no money judgments, writs or warrants of attachment, or similar processes involving an amount in excess of $25,000,000 entered or filed against Guarantor that have remained undischarged, unvacated, unbonded, uninsured or unstayed for a period of forty-five (45) days (except to the extent fully covered (other than any applicable deductibles) by insurance pursuant to which the insurer has accepted liability therefor in writing). Guarantor is not in default under any agreements to which it is a party which would reasonably be expected to materially and adversely affect Guarantor’s ability to fulfill its obligations under this Guaranty.

(i)            As of the date hereof and throughout the term of the Facility Loan Documents (a) Guarantor is not and will not be an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to Title I of ERISA, (b) none of the assets of Guarantor constitutes or will constitute “plan assets” of one or more plans described in the foregoing clause (a) within the meaning of U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (“Plan Assets”), and (c) transactions by or with Guarantor do not and will not to Guarantor’s knowledge violate any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans, as defined in Section 3(32) of ERISA. Assuming the loan is not funded with Plan Assets, Guarantor shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder or under the Program Agreement or any Facility Loan Document (or the exercise by Administrative Agent of any of its rights under the Program Agreement or any Facility Loan Document) to be a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

(j)            [Reserved].

(k)            As of the date hereof and throughout the term of the Facility Loan Documents, Guarantor (i) will be organized in conformity with the requirements for qualification as a REIT under the Code and its proposed methods of operation will enable it to so qualify, and (ii) will not intentionally take any action that will cause it to fail to qualify as a REIT. As used herein: “REIT” means a real estate investment trust qualified as such under Sections 856 through 860 of the Code and the regulations promulgated thereunder; and “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

(l)            All statements set forth in the Recitals are true and correct in all material respects.

All representations and warranties made by Guarantor herein shall survive the execution hereof, subject to the terms of Section 18 hereof. All of the foregoing representations and warranties shall be deemed made as of the date hereof and upon any extension of the Facility Loans pursuant to the Program Agreement. Guarantor hereby agrees to indemnify, defend and hold Administrative Agent and the Lenders free and harmless from and against all out of pocket losses, costs and expenses (including reasonable attorney’s fees and costs), liability and damages which Administrative Agent or any Lender actually sustains by reason of the inaccuracy or breach of any of the foregoing representations and warranties as of the date the foregoing representations and warranties are made.

17.            Excluded Swap Obligations. Notwithstanding anything to the contrary set forth herein, the obligations of Guarantor under this Guaranty shall specifically exclude the Excluded Swap Obligations. For purposes hereof, the following terms shall mean:

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of Guarantor of, or the grant by Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Swap Obligation” means, with respect to Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

18.            Termination. Guarantor’s obligations under this Guaranty shall remain in full force and effect until (a) the Program Debt and all other amounts payable by Borrower and Guarantor under the Program Agreement, this Guaranty and all other Facility Loan Documents have been indefeasibly paid in full in cash and (b) the Facility and the Program Agreement have been terminated. If at any time any payment of the principal of or interest on the Program Debt or any other amount payable by Borrower or other obligor or Guarantor under the Facility Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of Borrower or other obligor or of any guarantor, or otherwise, Guarantor’s obligations under this Guaranty with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

19.            Successors and Assigns. This Guaranty shall be binding upon the respective legal representatives, successors and assigns of Guarantor and shall not be discharged in whole or in part by the dissolution of Guarantor. If more than one party executes this Guaranty, the liability of all such parties shall be joint and several.

20.            Loan Requests. Administrative Agent and the Lenders shall be entitled to honor any request for Facility Loan proceeds made by Borrower and shall have no obligation to see to the proper disposition of such advances. Guarantor agrees that its obligations hereunder shall not be released or affected by reason of any improper disposition by Borrower of such Facility Loan proceeds.

21.            Waiver of Marshalling. To the greatest extent permitted by law, Guarantor hereby waives any and all rights to require marshalling of assets by Administrative Agent or Lenders.

22.            Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed signature page of this Guaranty by facsimile or other electronic transmission (including by “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart hereof.

23.            Currency. Any and all amounts required to be paid by Guarantor hereunder shall be paid to Administrative Agent and the Lenders in United States currency at such place as Administrative Agent may, from time to time, in writing appoint.

24.            Third Party Beneficiaries. Except as otherwise provided herein, Guarantor, Administrative Agent and Lenders do not intend the benefits of this Guaranty to inure to any third party, other than Administrative Agent’s and each Lender’s successors and/or assigns and no third party (including Borrower), other than Administrative Agent’s and each Lender’s successors and/or assigns shall have any status, right or entitlement under this Guaranty.

25.            Amendments. This Guaranty may not be supplemented, extended, modified or terminated except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

26.            Waiver of Certain Damages. To the fullest extent permitted by applicable law, Administrative Agent and Lenders agree not to assert, and hereby waive, in any legal action or other proceeding or otherwise, any claim against Borrower or Guarantor on any theory of liability, for special, indirect, consequential, special, exemplary or punitive damages.

27.            Headings. Section headings in this Guaranty are for convenience of reference only and shall in no way affect the interpretation of this Guaranty.

(Signature Page to Follow)

In Witness Whereof, Guarantor has delivered this Guaranty as of the date first written above.

Guarantor:

Seven Hills Realty Trust

By:	/s/ G. Douglas Lanois
Name: G. Douglas Lanois
Title: Chief Financial Officer

[Signature Page to Guaranty – Seven Hills Realty Trust]